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                                                                   Exhibit 10.18

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT, made and entered into as of this 1st day of January 1999, by and between DST Systems, Inc., a Delaware corporation ("DST") and Thomas A. McDonnell, an individual ("Executive").

         WHEREAS, Executive is now employed by DST, and DST and Executive desire for DST to continue to employ Executive on the terms and conditions set forth in this Agreement and to provide an incentive to Executive to remain in the employ of DST hereafter, particularly in the event of any Change in Control of DST (as herein defined), thereby establishing and preserving continuity of management of DST;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, it is agreed by and between DST and Executive as follows:

         1. EMPLOYMENT. DST hereby continues the employment of Executive as its President and Chief Executive Officer to serve at the pleasure of the Board of Directors of DST (the "DST Board") and to have such duties, powers and responsibilities as may be prescribed by the Certificate of Incorporation and By-Laws of DST, subject to the powers vested in the DST Board and in the stockholders of DST. Executive shall faithfully perform his duties under this Agreement to the best of his ability and shall devote substantially all of his working time and efforts to the business and affairs of DST and its affiliates.

         2. COMPENSATION.

                  (a) BASE COMPENSATION. DST shall pay Executive as compensation for his services hereunder an annual base salary at the rate in effect at the time of execution of this Agreement, subject to adjustment from time to time as agreed by the parties.

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                  (b) INCENTIVE COMPENSATION. DST shall include Executive as a participant in the DST Incentive Compensation Plan under such terms as are determined from time to time by the DST Board or the Compensation Committee or other appropriate committee of the DST Board (the "Compensation Committee") and for such time as such plan shall continue in existence. DST reserves the right to change, revoke or terminate such plan at any time.

         3. BENEFITS. During the period of his employment hereunder, DST shall provide Executive with coverage under such benefit plans and programs as are made generally available to executive officers, provided (A) DST shall have no obligation with respect to any plan or program if Executive is not eligible for coverage thereunder, and (B) Executive acknowledges that stock options and other stock and equity participation awards are granted in the discretion of the DST Board or Compensation Committee and that Executive has no right to receive stock options or other equity participation awards or any particular number or level of stock options or other awards. Executive acknowledges that all rights and benefits under benefit plans and programs shall be governed by the official text of each such plan or program and not by any summary or description thereof or any provision of this Agreement and that DST is under no obligation to continue in effect or to fund any such plan or program, except as provided in paragraph 7 hereof. DST also shall continue to reimburse Executive for ordinary and necessary travel and other business expenses in accordance with policies and procedures established by DST.

         4.       TERMINATION.

                  (a) TERMINATION BY EXECUTIVE. Executive may terminate this Agreement and his employment hereunder by at least thirty (30) days advance written notice to DST, except that in the event of any material breach of this Agreement by DST, Executive may terminate this Agreement and his employment hereunder immediately upon notice to DST.

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                  (b) DEATH OR DISABILITY. This Agreement and Executive's
employment hereunder shall terminate automatically on the death or disability of Executive. For purposes of this Agreement, Executive shall be deemed to be disabled if he is unable to engage in a significant portion of his normal duties for DST by reason of any physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than six (6) months.

                  (c) TERMINATION BY DST FOR CAUSE. DST may terminate this Agreement and Executive's employment "for cause" immediately upon notice to Executive. For purposes of this Agreement, termination "for cause" shall mean termination based upon any one or more of the following:

                    (i)  Any material breach of this Agreement by Executive;

                    (ii) Executive's dishonesty involving DST or any subsidiary of DST;

                   (iii) Gross negligence or willful misconduct in the
                         performance of Executive's duties as determined in good faith by the DST Board;

                    (iv) Willful failure by Executive to follow reasonable
                         instructions of the President or other officer to whom Executive reports concerning the operations or business of DST or any subsidiary of DST;

                    (v)  Executive's fraud or criminal activity; or

                    (vi) Embezzlement or misappropriation by Executive.

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                  (d)      TERMINATION BY DST OTHER THAN FOR CAUSE.

                           (i) DST may terminate this Agreement and Executive's employment other than for cause immediately upon notice to Executive, and in such event, DST shall provide severance benefits to Executive in accordance with Paragraph 4(d)(ii) below.

                           (ii) In the event of termination of Executive's employment under Paragraph 4(d)(i), DST shall continue, for a period of twenty-four (24) months following such termination, (A) to pay to Executive as severance pay a monthly amount equal to one-twenty-fourth (1/24th) of the annual base salary referenced in Paragraph 2(a) above at the rate in effect immediately prior to termination, and, (B) to reimburse Executive for the cost (including state and federal income taxes payable with respect to this reimbursement) of obtaining coverage comparable to the health and life insurance provided pursuant to this Agreement, unless Executive is provided comparable coverage in connection with other employment. The foregoing obligations of DST shall continue until the end of the said twenty-four (24) month period notwithstanding the death or disability of Executive during said period (except, in the event of death, the obligation to reimburse Executive for the cost of life insurance shall not continue). After termination of employment, Executive shall not be entitled to accrue or receive benefits under the DST Officers Incentive Plan or similar plan with respect to the severance pay provided herein, notwithstanding that benefits under such plans then are still generally available to executive employees of DST; contributions and benefits under such plans with respect to the year of termination shall be based solely upon compensation paid to Executive for periods prior to termination. In the year of termination, Executive shall be entitled to

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         participate in the DST Profit Sharing Plan and the DST Employee Stock
         Ownership Plan only if the Executive meets all requirements of such plans for participation in such year.

         5. NON-DISCLOSURE. During the term of this Agreement and at all times after any termination of this Agreement, Executive shall not, either directly or indirectly, use or disclose any DST trade secret, except to the extent necessary for Executive to perform his duties for DST while an employee. For purposes of this Agreement, the term "DST trade secret" shall mean any information regarding the business or activities of DST or any subsidiary or affiliate, including any formula, pattern, compilation, program, device, method, technique, process, customer list, technical information or other confidential or proprietary information, that (a) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (b) is the subject of efforts of DST or its subsidiary or affiliate that are reasonable under the circumstance to maintain its secrecy. In the event of any breach of this Paragraph 5 by Executive, DST shall be entitled to terminate any and all remaining severance benefits under Paragraph 4(d)(ii) above and shall be entitled to pursue such other legal and equitable remedies as may be available.

         6. DUTIES UPON TERMINATION; SURVIVAL.

                  (a) DUTIES. Upon termination of this Agreement by DST or Executive for any reason, Executive shall immediately return to DST all DST trade secrets which exist in tangible form and shall sign such written resignations from all positions as an officer, director or member of any committee or board of DST and all direct and indirect subsidiaries and affiliates of DST as may be requested by DST and shall sign such other documents and papers relating to Executive's employment, benefits and benefit plans as DST may reasonably request.

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                  (b) SURVIVAL. The provisions of Paragraphs 5 and 6(a) of this
Agreement shall survive any termination of this Agreement by DST or Executive, and the provisions of Paragraph 4(d)(ii) shall survive any termination of this Agreement by DST under Paragraph 4(d)(i).

         7. CONTINUATION OF EMPLOYMENT UPON CHANGE IN CONTROL.

                  (a) CONTINUATION OF EMPLOYMENT. Subject to the terms and conditions of this Paragraph 7, in the event of a Change in Control of DST (as defined in Paragraph 7(d)) at any time during the term of this Agreement, Executive will remain in the employ of DST for a period of an additional three years from the date of such Change in Control of DST (the "Control Change Date"). In the event of a Change in Control of DST, subject to the terms and conditions of this Paragraph 7, DST shall, for the three year period (the "Three-Year Period") immediately following the Control Change Date, continue to employ Executive at not less than the executive capacity Executive held immediately prior to the Change in Control of DST. During the Three-Year Period, DST shall continue to pay Executive salary on the same basis, at the same intervals, and at a rate not less than that, paid to Executive at the Control Change Date.

                  (b) BENEFITS. During the Three-year Period, Executive shall be entitled to participate, on the basis of his executive position, in each of the following plans (together, the "Specified Benefits") in existence, and in accordance with the terms thereof, at the Control Change Date:

                           (i)  any incentive compensation plan;

                           (ii) any benefit plan, and trust fund associated therewith, related to (A) life, health, dental, disability, or accidental death and dismemberment insurance, (B) profit sharing, thrift or deferred savings (including deferred compensation, such as

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         under Sec. 401(k) plans), (C) retirement or pension benefits, (D) ERISA excess benefits, and (E) tax favored employee stock ownership (such as under ESOP, TRASOP, TCESO or PAYSOP programs); and

                           (iii) any other benefit plans hereafter made generally available to executives of Executive's level or to the employees of DST generally.

In addition, all outstanding options held by Executive under any stock option plan of DST or its affiliates shall become immediately exercisable (except that no stock option under any stock option plan of DST shall become exercisable before the first anniversary date of the granting of the option) on the Control Change Date.
                  (c) PAYMENT. With respect to any plan or agreement under which Executive would be entitled at the Control Change Date to receive Specified Benefits as a general obligation of DST which has not been separately funded (including specifically, but not limited to, those referred to under Paragraphs 7(b)(i) and 7(b)(ii)(D) above), Executive shall receive within five (5) days after such date full payment in cash (discounted to then present value on the basis of a rate of 7.5 percent per annum) of all amounts to which he is then entitled thereunder.

                  (d) CHANGE IN CONTROL OF DST. For purposes of this Agreement, a "Change in Control of DST" shall be deemed to have occurred if (a) for any reason at any time less than seventh-five percent (75%) of the members of the DST Board shall be individuals who were members of the DST Board on the date of this Agreement or individuals whose election, or nomination for election by DST's stockholders, was approved by a vote of at least seventy-five percent (75%) of the members of the DST Board then still in office who were members of the DST Board on the date of this Agreement, or (b) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act")) shall have

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become, according to a public announcement or filing, without the prior approval of the DST Board, the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of DST representing thirty percent (30%) (forty percent (40%) with respect to Paragraph 7(c) hereof) or more (calculated in accordance with Rule 13d-3) of the combined voting power of DST's then outstanding voting securities (such "person" hereafter referred to as a "Major Stockholder"); or (c) the stockholders of DST shall have approved a merger, consolidation or dissolution of DST or a sale, lease, exchange or disposition of all or substantially all of DST's assets, or a Major Stockholder shall have proposed any such transaction, unless any such merger, consolidation, dissolution, sale, lease, exchange or disposition shall have been approved by at least seventy-five percent (75%) of the members of the DST Board who were either
(i) members of the DST Board on the date of this Agreement or (ii) elected or nominated by at least seventy-five percent (75%) of the members of the DST Board then still in office who were members of the DST Board on the date of this Agreement.

                  (e) TERMINATION AFTER CONTROL CHANGE DATE. Notwithstanding any other provision of this Paragraph 7, at any time after the Control Change Date, DST may, through its Board, terminate the employment of Executive (the "Termination"), but within five (5) days of the Termination it shall pay to Executive his full base salary through the Termination, to the extent not theretofore paid, plus a lump sum amount (the "Special Severance Payment") equal to the product (discounted to then present value on the basis of a rate of 7.5% per annum) of his annual base salary specified in Paragraph 7(a) hereof multiplied by the number of years and any portion thereof remaining in the Three-Year Period (or if the balance of the Three-year Period after Termination is less than one year, for one year, [hereinafter called the "Extended Period"]). Specified Benefits to which Executive was entitled immediately prior to Termination shall

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continue until the end of the Three-Year Period (or the Extended Period, if
applicable); provided that: (a) if any plan pursuant to which Specified Benefits are provided immediately prior to Termination would not permit continued participation by Executive after Termination, then DST shall pay to Executive within five (5) days after Termination a lump sum payment equal to the amount of Specified Benefits Executive would have received if Executive had been fully vested and a continuing participant in such plan to the end of the Three-Year Period or the Extended Period, if applicable; and (b) if Executive obtains new employment following Termination, then following any waiting period applicable to participation in any plan of the new employer, Executive shall continue to be entitled to receive benefits pursuant to this sentence only to the extent such benefits would exceed those available to Executive under comparable plans of the Executive's new employer (but Executive shall not be required to repay any amounts then already received by him).

                  (f) RESIGNATION AFTER CONTROL CHANGE DATE. In the event of a Change in Control of DST, thereafter, upon good reason (as defined below) Executive may, at any time during the Three-Year Period or the Extended Period, in his sole discretion, on not less than thirty (30) days' written notice to the Secretary of DST and effective at the end of such notice period, resign his employment with DST (the "Resignation"). Within five (5) days of such a Resignation, DST shall pay to Executive his full base salary through the effective date of such Resignation, to the extent not theretofore paid, plus a lump sum amount equal to the Special Severance Payment (computed as provided in the first sentence of Paragraph 7(e), except that for purposes of such computation all references to "Termination" shall be deemed to be references to "Resignation"). Upon Resignation of Executive, Specified Benefits to which Executive was entitled immediately prior to Resignation shall continue on the same terms and conditions as

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provided in Paragraph 7(e) in the case of Termination (including equivalent payments provided for therein). For purposes of this Agreement, Executive shall have "good reason" if there occurs without his consent (a) a reduction in the character of the duties assigned to Executive or in Executive's level of work responsibility or conditions; (b) a reduction in Executive's base salary as in effect immediately prior to the Control Change Date or as the same may have been increased thereafter; (c) a failure by DST or its successor to (i) continue any of the plans of the type referred to in Paragraph 7(b) which shall have been in effect at the Control Change Date (including those providing for Specified Benefits) or to continue Executive as a participant in any of such plans on at least the basis in effect immediately prior to the Control Change Date; or (ii) provide other plans under which at least equivalent compensation and benefits are available and in which Executive continues to participate on a basis at least equivalent to his participation in the DST plans in effect immediately prior to the Control Change Date; or (iii) to make the payment required under Paragraph 7(c); (d) the relocation of the principal executive offices of DST or its successor to a location outside the metropolitan area of Kansas City, Missouri or requiring Executive to be based anywhere other than DST's principal executive office, except for required travel on DST's business to an extent substantially consistent with Executive's obligations immediately prior to the Control Change Date; or (e) any breach by DST of this Agreement to the extent not previously specified.

                  (g) TERMINATION FOR CAUSE AFTER CONTROL CHANGE DATE. Notwithstanding any other provision of this Paragraph 7, at any time after the Control Change Date, Executive may be terminated by DST "for cause" without notice and without any payment hereunder only if such termination is for an act of dishonesty by Executive constituting a felony under the laws of the

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State of Missouri which resulted or was intended to result in gain or personal enrichment of Executive at DST's expense.

                  (h) GROSS-UP PROVISION. If any portion of any payments received by Executive from DST on or after the Control Change Date (whether payable pursuant to the terms of this Agreement or any other plan, agreement or arrangement with DST, its successors or any person whose actions result in a Change of Control of DST), shall be subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any successor statutory provision ("Parachute Payments"), DST shall pay to Executive, within five (5) days of Executive's Termination or Resignation such additional amounts as are necessary so that, after taking into account any tax imposed by such Section 4999 or any successor statutory provision on any such Parachute Payments (as well as any income tax or Section 4999 tax on payments made pursuant to this sentence), Executive is in the same after-tax position that Executive would have been in if such Section 4999 or any successor statutory provision did not apply and no payments were made pursuant to this sentence.

                  (i) MITIGATION AND EXPENSES.

                           (i) OTHER EMPLOYMENT. After the Control Change Date, Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and except as expressly set forth herein no such other employment, if obtained, or compensation or benefits payable in connection therewith shall reduce any amounts or benefits to which Executive is entitled hereunder.

                           (ii) EXPENSES. If any dispute should arise under this Agreement after the Control Change Date involving an effort by Executive to protect, enforce or secure

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         rights or benefits claimed by Executive hereunder, DST shall pay
         (promptly upon demand by Executive accompanied by reasonable evidence of incurrence) all reasonable expenses (including attorneys' fees) incurred by Executive in connection with such dispute, without regard to whether Executive prevails in such dispute except that Executive shall repay DST any amounts so received if a court having jurisdiction shall make a final, nonappealable determination that Executive acted frivolously or in bad faith by such dispute. To assure Executive that adequate funds will be make available to discharge DST's obligations set forth in the preceding sentence, DST has established a trust and upon the occurrence of a Change in Control of DST shall promptly deliver to the trustee of such trust to hold in accordance with the terms and conditions thereof that sum which the Board shall have determined is reasonably sufficient for such purpose.

                  (j) SUCCESSORS IN INTEREST. The rights and obligations of Executive and DST under this Paragraph 7 shall inure to the benefit of and be binding in each and every respect upon the direct and indirect successors and assigns of DST and Executive, regardless of the manner in which such successors or assigns shall succeed to the interest of DST or Executive hereunder, and this Paragraph 7 shall not be terminated by the voluntary or involuntary dissolution of DST or any merger or consolidation or acquisition involving DST, or upon any transfer of all or substantially all of DST's assets, or terminated otherwise than in accordance with its terms. In the event of any such merger or consolidation or transfer of assets, the provisions of this Paragraph 7 shall be binding upon and shall inure to the benefit of the surviving corporation or the corporation or other person to which such assets shall be transferred.

                  (k) PREVAILING PROVISIONS. On and after the Control Change Date, the provisions of this Paragraph 7 shall control and take precedence over any other provisions of this

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Agreement which are in conflict with or address the same or a similar subject matter as the provisions of this Paragraph 7.

         8. NOTICE. Notices and all other communications to either party pursuant to this Agreement shall be in writing and shall be deemed to have been given when personally delivered, delivered by telecopy or deposited in the United States mail by certified or registered mail, postage prepaid, addressed, in the case of DST, to DST, 333 West 11th Street, Kansas City, Missouri 64105,
Attention: Secretary, or, in the case of the Executive, to him at 310 West 49th Street, #1005, Kansas City, Missouri 64112, or to such other address as a party shall designate by notice to the other party.

         9. AMENDMENT. No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is agreed to in a writing signed by Executive and the Executive Vice President of DST. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time.

         10. SUCCESSORS AND ASSIGNS; ASSIGNMENT BY EXECUTIVE PROHIBITED. The rights and obligations of DST under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of DST. Except as provided in Paragraph 7(j), neither this Agreement nor any of the payments or benefits hereunder may be pledged, assigned or transferred by Executive either in whole or in part in any manner, without the prior written consent of DST.

         11. SEVERABILITY. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

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         12. CONTROLLING LAW AND JURISDICTION. The validity, interpretation and performance of this Agreement shall be subject to and construed under the laws of the State of Missouri, without regard to principles of conflicts of law.

         13. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, except this Agreement does not superseded any Officer Indemnification Agreement between DST and Executive.

         IN WITNESS WHEREOF, the parties have executed this Amendment the day and year first above written. DST SYSTEMS, INC.



                           By /s/ Thomas A. McCullough
                              ----------------------------------------------
                              Thomas A. McCullough, Executive Vice President



                              /s/ Thomas A. McCDonnell
                              ----------------------------------------------
                              Thomas A. McDonnell







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